EXHIBIT 10.3

LEASE AGREEMENT

This Lease Agreement ("Lease Agreement") is dated for reference as of September 26, 2008, between SBKF Investments, Ltd., a corporation formed pursuant to the laws of England, having an office at Unit 150 Imperial Court Exchange Street East, L2 3AB Liverpool, UK ("Lessor") and B&D FOOD CORP., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 575 Madison Avenue, Suite 1006, New York, NY 10027-2511 United States ("Lessee")

1.	Factory Lease and Term.

1.1
Lessor hereby leases to Lessee and Lessee hereby hires and takes from Lessor, upon and subject to the covenants and conditions hereinafter contained, the  factory owned by BDFC BRASIL ALIMENTOS LTDA., a subsidiary company wholly owned by the Lessor and formed pursuant to the laws of Brazil ("BDFC"), including all real property, industrial equipment, manufacturing facilities for the production of spray-dried instant coffee, roasted coffees and cappuccino mixes ("Factory Equipment"), and BDFC's commercial brands/trade names, as more fully described in Annex A, and hereinafter collectively referred to as the "Leased Property".

1.2
The Lessee will take possession of the Leased Property, on or before July 1, 2008, being hereinafter called "Commencement Date".  The term of this Lease with respect to the Leased Property shall be for a period of eighteen (18) years from the Commencement Date (hereinafter the "Term").

1.3	During the Term of the Lease, Lessee agrees, at it's own cost and expense:

(a)	To pay all charges and expenses in connection with the operation of each item of the Leased Property;

(b)	To comply with all governmental laws, ordinances, regulations, requirements and rules with respect to the use, maintenance and operation of the Factory Equipment; and

(c)	To make all repairs and replacements required to be made to maintain the Factory Equipment in good condition reasonable wear and tear excepted.

2.	Rent.

2.1	The aggregate rent payable with respect to the Leased Property shall be in the amount shown in Annex A.

2.2
Lessee shall pay to Lessor the aggregate rental for the Lease for the full period and term for which the Leased Property is leased, such rental to be payable at such times and in such amounts as shown in Annex A.

2.3	All rent shall be paid at Lessor's place of business shown above, or such other place as Lessor may designate by written notice to the Lessee.

2.4	The Lessee retains the right to set off or deduct the rents payable from any amount due from Lessor to the Lessee, by any other agreement or transaction between the Lessor and Lessee.

3.	Loss and Damage to Factory Equipment.

3.1
Lessor will assume and bear the risk of any partial or complete loss with respect to the Leased Property from any theft, loss, damage or destruction, including normal wear and tear or governmental taking, whether or not such loss is covered by insurance or caused by any default or neglect of Lessee.

3.2	The liability of the Lessee will be limited to loss, damage or destruction, caused by gross neglect or misuse by Lessee.

3.3
Lessee will give Lessor prompt notice of any damage to or loss of any      Factory Equipment and Lessor shall be responsible for and pay the cost of all necessary repairs, maintenance and replacement of parts, to the Factory Equipment occurring during the Lease Term.

4.	Destruction of Factory Equipment.

4.1
If any Factory Equipment is lost, totally destroyed, damaged beyond repair or taken by governmental and/or court action, the liability of the Lessee to pay rent therefore may be discharged and Lessor shall, at its own expense, cause such Factory Equipment to be restored to usable condition or make available to Lessee substitute equipment with similar (but no less) manufacturing capabilities.

4.2
In the event Lessor has not caused the Factory Equipment to be restored to usable condition or has not made available appropriate substitute equipment, within 15 business days from Lessee's notice, Lessee may assume such actions in order to restore the Factory into working order and the liability of the Lessee to pay rent therefore may be discharged.

4.3
In the event any of the Leased Property is being subject to any liquidation proceeding or other similar proceeding initiated by creditors of  BDFC, Lessor will be obliged to make available to the Lessee, substitute facility with similar (but no less) manufacturing capabilities as the Leased Property.

4.4
No oral agreement, guaranty, promise, condition, representation or warranty shall be binding; all prior conversations, agreements or representations related hereto and/or to the Leased Property are integrated herein.

5.	Taxes.

5.1
Lessee agrees that, during the term of this Lease, in addition to the rent and all other amounts provided herein to be paid, it will promptly pay all taxes, assessments and other governmental charges (including penalties and interest, if any, and fees for titling or registration, if required) levied or assessed upon the interest of Lessee in the Leased Property or upon the use or operation thereof or on the earnings arising therefrom; and

6.	Lessor's Title, Right of Inspection and Identification of Factory.

6.1
Title to the Leased Property shall at all times remain in BDFC and Lessor. Lessor will indemnify and hold Lessee harmless from any claims, losses, penalties, liens and processes which Lessee may suffer or may be required to pay in connection with the Leased Property.

(i)
Upon the expiration or termination of this Lease with respect any item of the Leased Property, Lessee at Lessee's sole expense shall return the Leased Property in the same operating condition, repair and appearance as delivered to Lessee on the Commencement Date, reasonable wear and tear excepted.

6.2
Lessor shall have the right from time to time during reasonable business hours to enter upon the leased premises or elsewhere for the purpose of confirming the existence, condition and proper maintenance of the Leased Property. Lessor shall also have the right to demonstrate and show the Leased Property to others.

7.	Possession, Use and Changes in Location of Factory.

7.1
So long as Lessee shall not be in default under the Lease it shall be entitled to the possession and use of the Leased Property in accordance with the terms of this Lease.  The Leased Property shall be used in the conduct of the lawful business of Lessee, and no item of the Leased Property shall be removed from its current location, without the prior written consent of Lessor.  Lessee shall not, without Lessor's prior written consent, part with possession or control of the Leased Property or attempt or purport to sell, pledge, mortgage or otherwise encumber any of the Leased Property or otherwise dispose of or encumber any interest under this Lease.

8.	Default.

8.1	An Event of Default shall occur if:

(a) Lessee fails to pay when due any installment of rent and such failure continues for a period of 30 days;

(b) Lessee shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder and such failure continues uncured for 15 days after written notice thereof to Lessee by Lessor;

(c) Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or if it or its shareholder shall take any action looking to its    assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation;

(d) Within 60 days after the commencement of any proceedings against Lessee seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, such proceedings shall not have been dismissed, or if within 60 days after the appointment without Lessee's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated;

(e) Lessee attempts to remove, sell, transfer, encumber, part with possession or sublet the Leased Property or any item thereof.

9.	Remedies.

9.1	Upon the occurrence of an Event of Default, Lessor, at its option, may exercise any one or more of the following remedies:

(a) sue for and recover all rent and other payments, then accrued or as thereafter accruing, with respect to any or all items of the Leased Property;

(b) take possession of and render unusable any or all items of the Leased Property, without demand or notice, wherever same may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession.

(c) sell or otherwise dispose of any or all items of Leased Property, whether or not in Lessor's possession, in a commercially reasonable manner at public or private sale and without notice to Lessee and apply the net proceeds of such sale, after deducting all costs of such sale including but not limited to, costs of transportation, repossession, storage, refurbishing, advertising and brokers' fees to the obligations of Lessee hereunder with Lessee remaining liable for any deficiency and with any excess being retained by Lessor;

(d) terminate this Lease as to any or all items of Leased Property or,

(e) utilize any other remedy available to Lessor at law or in equity.

9.2
A termination hereunder will occur only upon notice by Lessor to Lessee and only with respect to such Leased Property item as to which Lessor specifically elects to terminate in such notice.  Except as to such Leased Property with respect to which there is a termination, this Lease will remain in full force and effect and Lessee will be and remain liable for the full performance of all its obligations hereunder.

9.3
No right or remedy conferred herein is exclusive of any other right or remedy   conferred herein or by law, but all such rights and remedies are cumulative of every other right or remedy conferred hereunder or at law or in equity, by statute or otherwise, and may be exercised concurrently or separately from time to time.

10.	Assignment, Notices and Waivers.

10.1	This Lease and all rights of Lessor hereunder may be assignable by Lessor to any of its subsidiary companies, without Lessee's prior consent.

10.2	Lessee may assign this Lease or its interests or enter into any sub-lease with respect to the Leased Property covered hereby, with Lessor's prior consent, which will not unreasonably withheld.

10.3
All notices to Lessor shall be delivered in person to an officer of the Lessor, or shall be sent certified mail return receipt requested to Lessor at its address shown herein or at any later address last known to the sender. All notices to Lessee shall be in writing and shall be delivered by mail at its address shown herein or at any later address last known to the sender. A waiver of a default shall not be a waiver of any other or a subsequent default.

11.	Lease Irrevocability and Charges.

11.1
This Lease is irrevocable for the full Term thereof and for the aggregate rentals therein reserved and the rent shall not abate by reason of termination of Lessee's right of possession and/or the taking of possession by the Lessor or for any other reason.

12.	Miscellaneous.

12.1
If any provision of this Lease is contrary to, prohibited by or deemed invalid  under applicable laws or regulations of any jurisdiction, such provision shall  be inapplicable and deemed omitted but shall not invalidate the remaining       provisions hereof.

12.2
In the event this Lease or any part hereof is deemed to be a lease intended as security, Lessee grants a security interest in the Leased Property as security for all of Lessee's indebtedness and obligations owing under the Lease.

13.	Governing Law; Venue, Invalidity.

13.1
This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

13.2
The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of New York, New York.

13.3
This lease contains the entire agreement between the parties with respect to the lease of the Leased Property, and may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

Lessee	Lessor
B&D FOOD CORP., a Delaware corporation By: Its:	SBKF Investments, Ltd., a UK company By: Its:

Annex A

Note	Payment schedule is based on an 18 year Payable with first payment due a year from execution of the lease

	Payment	Date	Remaining Balance
Lease Price			14,452,363.62
1	802,909.09	9/28/2009	13,649,454.53
2	802,909.09	9/28/2010	12,846,545.44
3	802,909.09	9/28/2011	12,043,636.35
4	802,909.09	9/28/2012	11,240,727.26
5	802,909.09	9/28/2013	10,437,818.17
6	802,909.09	9/28/2014	9,634,909.08
7	802,909.09	9/28/2015	8,831,999.99
8	802,909.09	9/28/2016	8,029,090.90
9	802,909.09	9/28/2017	7,226,181.81
10	802,909.09	9/28/2018	6,423,272.72
11	802,909.09	9/28/2019	5,620,363.63
12	802,909.09	9/28/2020	4,817,454.54
13	802,909.09	9/28/2021	4,014,545.45
14	802,909.09	9/28/2022	3,211,636.36
15	802,909.09	9/28/2023	2,408,727.27
16	802,909.09	9/28/2024	1,605,818.18
17	802,909.09	9/28/2025	802,909.09
18	802,909.09	9/28/2026	0.00